CONTACT GOLD BEGINS TRADING ON THE OTCQB MARKET

Vancouver, British Columbia - May 19, 2020 - Contact Gold Corp. (C: TSXV; CGOL: OTCQB) ("Contact Gold" or the "Company") is pleased to announce that the Company's common shares have begun trading on the OTCQB Venture Market ("OTCQB") under the ticker symbol "CGOL".  The Company's common shares will continue to trade under the symbol "C" on the TSX Venture Exchange.

"As a Nevada focused gold exploration company, we welcome the listing of the Company's shares on the OTCQB," said Matt Lennox-King, President & CEO of Contact Gold. "We expect that the OTCQB listing will increase the Company's visibility to U.S. investors, improve liquidity for our shareholders, and provide the Company with improved access to capital as we continue to push forward on our Green Springs gold project. Drilling completed at Green Springs in October 2019 returned high grade oxide drill intercepts running up to 2.3 g/t Au over 70 metres."

Contact Gold's common shares are already eligible for electronic settlement and transfer in the United States through the Depository Trust Company ("DTC").

About the OTCQB

The OTCQB offers early stage and developing U.S. and international companies the benefits of being publicly traded in the U.S. without the complexity and cost of a U.S. exchange listing. As a verified market with efficient access to U.S. investors, the OTCQB helps companies build shareholder value with a goal of enhancing liquidity and achieving fair valuation. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com.

Green Springs Project:

The past-producing Green Springs gold project is located at the southern end of Nevada's prolific Cortez and Carlin Trends, 60 km southwest of the historic mining centre of Ely, Nevada in a region hosting numerous producing and past producing Carlin-type gold deposits.  Green Springs encompasses 16 km2 and is approximately 10 km east of Fiore Gold's Gold Rock Project, 10 km south of Waterton's Mt. Hamilton gold deposit and 20 km southeast of Fiore Gold's producing Pan Mine.

In 2019 Contact Gold confirmed that past drilling at the Echo and Charlie zones hit entirely oxidized gold mineralization in 4 drill holes that were re-assayed for cyanide solubility. Subsequently Contact Gold started a drill program to follow-up and extend oxide gold mineralization from in the known zones and drilled 1,300m in 10 drill holes. Contact Gold recently reported new oxide gold discoveries at the property's Alpha, Bravo and Echo Zones.

2019 Drill Highlights include:

  4.09 g/t Au over 38.10 m in hole GS19-09 (Echo, news release January 28, 2020 )
  1.02 g/t Au over 22.86 m in hole GS19-10 (Bravo, news release February 12, 2020)
  1.68 g/t Au over 35.05 m in hole GS19-03 (Alpha, news release January 14, 2020)

In 2020, the Company anticipates continuing exploration on the Green Springs property. The Company plans to grow discoveries at Alpha and Echo Zones as well as drill new target areas.

Contact Gold signed a purchase option agreement with Ely Gold Royalties ("Ely Gold") to acquire an undivided 100% interest in Green Springs in July 2019.  Green Springs is an early stage exploration property and does not contain any mineral resource estimates as defined by National Instrument 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"). There has been insufficient exploration to define a mineral resource estimate at Green Springs.

The scientific and technical information contained in this news release has been reviewed and approved by Vance Spalding, CPG, VP Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-101.  Drill intercepts were calculated using a minimum thickness of 3.05 metres averaging 0.14 ppm gold and allowing inclusion of up to 4.57 metres of material averaging less than 0.14 ppm gold for low grade intervals and higher grade intervals were calculated using a minimum thickness of 3.05 metres averaging 1.00 ppm gold and allowing inclusion of up to 4.57 metres of assays averaging less than 1.00 ppm gold.  Gravimetric assays are used for all Fire Assays above 4.00 ppm gold. Cyanide solubility assays are completed on all Fire Assays greater than 0.1 g/t.  True width of drilled mineralization is unknown, but owing to the apparent flat lying nature of mineralization, is estimated to generally be at least 70% of drilled thickness. The composited grades for comparison to the Bottle Roll assays are weighted averages of the amount of pulp used from individual 5 foot assays.  Quality Assurance / Quality Control consists of regular insertion of certified reference standards, blanks, and duplicates. All failures are followed up and resolved whenever possible with additional investigation whenever such an event occurs. All assays are completed at ALS Chemex; an ISO 17025:2005 accredited lab.  Check assays are completed at a second, reputable assay lab after the program is complete.

About Contact Gold Corp.

Contact Gold is an exploration company focused on producing district scale gold discoveries in Nevada.  Contact Gold's extensive land holdings are on the prolific Carlin and Cortez gold trends which host numerous gold deposits and mines. Contact Gold's land position comprises approximately 140 km2 of target rich mineral tenure hosting numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Additional information about the Company is available at www.contactgold.com.

For more information, please contact: +1 (604) 449-3361

John Glanville - Director Investor Relations

Chris Pennimpede - Corporate Development

E-mail: info@ContactGold.com

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to additional liquidity and access to capital, the anticipated exploration activities of the Company on the Green Springs property.

These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors, among other things, include; business integration risks; fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.